PROMISSORY NOTE

$300,000.00	Hauppauge, NY

January 17, 2022

FOR VALUE RECEIVED, the undersigned The Integrity Wellness Group, Inc. (“Maker” or the “Company”), with an address of 150 Motor Parkway, Suite 401, Hauppauge, NY 11788, promises to pay to the order of 7X Enterprises, Inc., or its successors or assigns (“Holder”), the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), together with interest on the unpaid principal balance of this Note from the date hereof until paid at ten percent (10%) per annum. Interest shall be computed on the basis of a 360-day year and shall be payable in cash upon payment of principal. The Principal and Interest shall be paid as follows:

Maturity Date shall upon demand from Holder or no later than 180 days from the execution of this Note, that being July 17, 2022, from the proceeds from the purchase order which is the subject of the Partnership between Maker and EZZIMED, Inc., an Ontario Corporation, or at the option of the Holder from proceeds from the capital raise being conducted by Cannagistics, Inc., the parent company of Maker, whichever occurs first, at the Office of the Company or such other place as the Holder may designate from time to time, in writing, in lawful money of the United States of America.

1.       The principal balance of this Note may be prepaid at any time, and from time to time, at par plus accrued and unpaid interest, at the option of Maker, without premium or penalty.

2.       The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

3.       If this Note is not paid as hereinbefore provided or should it become necessary in the opinion of the Holder to employ counsel to collect or enforce this Note, maker shall pay to Holder, to the extent permitted by applicable law, all costs, charges, disbursements and attorney’s fees incurred by Holder in collecting or enforcing payment thereof, or in protecting the same, whether incurred in or out of court, including appeals and bankruptcy proceedings.

4.       If one or more of the following described “Events of Default” shall occur:

(a)	The Company shall default in the payment of principal or interest on this Note; or
(b)	The Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or
(c)	The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or
(d)	A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(e)	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter, or
(f)	Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or
(g)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within thirty (30) days after such institution or the Company shall by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

5.       The Company covenants and agrees that until all amounts due under this Note have been paid in full, by conversion or otherwise, unless the Holder waives compliance in writing, the Company shall:

(a)	Give prompt written notice to the Holder of any Event of Default as defined in this Note or of any other matter, which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations; and
(b)	Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note.

6. Notice. All notice required by this Promissory Note to be given or made by the Company shall be given or made by first class mail, postage prepaid, addressed to the registered holder hereof at the address of such holder as indicated to the Company.

7. Successor in Interest. The amount due under this Promissory Note, shall follow and become the obligation of any successor company in which the Maker is sold to, merged with or any other combination, including a swap of shares, totaling more than 49% of the issued and outstanding shares of the Maker.

2

8. Governing Law. This Promissory Notes shall be governed by and construed and interpreted in accordance with the laws of the State of New York, which shall have jurisdiction.

IN WITNESS HEREOF, the undersigned has duly executed and delivered this Note as of the date and year first indicated above.

The Integrity Wellness Group, Inc.

/s/ Jim Morrison

By:       Jim Morrison,

Title:     President

7X Enterprises, Inc.

/s/ Dr. Babak Ghalili

By:       Dr. Babak Ghalili,

President

3